Exhibit 10.40

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On March 29, 2018, the Board of Directors (the “Board”) of NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), approved the following compensation policy (this “Policy”) for each member of the Board who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”), effective as of January 1, 2018 (the “Effective Date”). This policy may be amended or terminated at any time in the sole discretion of the Board or the Compensation Committee of the Board, if any.

Annual Cash Compensation

Each Eligible Director shall receive the annual cash compensation amounts set forth below (“Annual Cash Retainers”). Each Eligible Director serving as a director of the Company on the Effective Date will begin earning the Annual Cash Retainers as of the Effective Date; however, the first payment of Annual Cash Retainers (the “First Payment”) shall not be payable until the last day of the fiscal quarter in which the Company closes a public offering or private placement of equity securities of the Company for the account of the Company in which the gross cash proceeds to the Company at such single closing (before underwriting discounts, commissions, fees and offering expenses) are at least three million dollars ($3,000,000) (a “Qualified Financing”). For the avoidance of doubt, the First Payment to each Eligible Director shall consist of the Annual Cash Retainers earned by such Eligible Director from the Effective Date through the date of the First Payment. Following the First Payment, the Annual Cash Retainers are payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred.

If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.       Annual Board Service Retainer:

a.	All Eligible Directors (other than Chairman of the Board): $50,000

b.	Non-Executive Chairman of the Board: $100,000

2.       Annual Committee Chair Service Retainer1:

a.       Chairman of Audit Committee, if any: $12,500

b.       Chairman of Compensation Committee, if any: $10,000

c.       Chairman of Nominating & Corporate Governance Committee, if any: $10,000

3.       Annual Committee Member (other than Committee Chair) Service Retainer:

a.       Member of Audit Committee, if any: $5,000

b.       Member of Compensation Committee, if any: $4,000

c.       Member of Nominating & Corporate Governance Committee, if any: $4,000

1 Eligible Directors who serve as a Committee Chair will not receive the annual retainer for service as a member on such Committee.

Equity Compensation

The equity compensation set forth below will be granted under the NeuroOne Medical Technologies Corporation 2017 Equity Incentive Plan (the “Plan”) and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.       Annual Equity Award:

On the date of each annual stockholder meeting of the Company commencing with the 2019 annual stockholder meeting, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, if any, will be granted an annual equity award with an aggregate value on the date of grant equal to $50,000 (the “Annual Equity Award”). One-third of the Annual Equity Award will be issued in the form of an Option (as defined in the Plan), which will vest as follows, subject to an Eligible Director’s Continuous Service (as defined in the Plan): 1/12th of the shares will vest monthly, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant. Two-thirds of the Annual Equity Award will be issued in the form of a Restricted Stock Unit Award (as defined in the Plan), which will vest as follows, subject to an Eligible Director’s Continuous Service: 1/12th of the shares will vest monthly, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant.

2.       Initial Equity Award:

From and after the 2019 annual stockholder meeting, if an individual first becomes an Eligible Director other than on the date of an annual stockholder meeting of the Company, each such Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, if any, will be granted, on the date that he or she is first elected or appointed to the Board (or, if such date is not a market trading day, the first market trading day thereafter), an annual equity award with an aggregate value on the date of grant equal to the pro rata portion of the Annual Equity Award, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding annual stockholder meeting of the Company (the “Pro-Rated Annual Equity Award”). One-third of the Pro-Rated Annual Equity Award will be issued in the form of an Option, which will vest as follows, subject to such Eligible Director’s Continuous Service: 1/12th of the shares will vest monthly, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant. Two-thirds of the Pro-Rated Annual Equity Award will be issued in the form of a Restricted Stock Unit Award, which will vest as follows, subject to such Eligible Director’s Continuous Service: 1/12th of the shares will vest monthly, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.